Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement (No. 333-108976) of The Bear Stearns Companies Inc. on Form S-8 of our reports dated February 10, 2006 relating to the consolidated financial statements and financial statement schedule of The Bear Stearns Companies Inc. (which reports express unqualified opinions and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," in 2003, discussed in Note 1 to the consolidated financial statements), and to management's report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion), appearing in or incorporated by reference in the Annual Report on Form 10-K of The Bear Stearns Companies Inc. for the year ended November 30, 2005, as amended by Amendment No. 1 on Form 10-K/A, and to the reference to us under the heading "Experts" in the prospectus, which are part of such Registration Statement.

/s/  Deloitte & Touche LLP

New York, New York

February 22, 2006